Exhibit 2

COLUMBIA BANK MHC

COLUMBIA FINANCIAL, INC.

COLUMBIA BANK

PLAN OF STOCK ISSUANCE

TABLE OF CONTENTS

1.	Introduction	1
2.	Definitions	1
3.	General Procedure for Stock Offering	6
4.	Contribution to the Charitable Foundation	6
5.	Number of Shares to be Offered	7
6.	Independent Valuation and Purchase Price of Shares	7
7.	Method of Offering Shares and Rights to Purchase Stock	8
8.	Additional Limitations on Purchases of Common Stock	11
9.	Payment for Stock	14
10.	Manner of Exercising Subscription Rights Through Order Forms	14
11.	Undelivered, Defective or Late Order Form; Insufficient Payment	15
12.	Residents of Foreign Countries and Certain States	16
13.	Restriction on Financing Stock Purchases	16
14.	Stock Certificates	16
15.	Completion of the Stock Offering	16
16.	Stock Purchases by Management Persons after the Stock Offering	16
17.	Resales of Stock by Management Persons	16
18.	Stock Benefit Plans and Employment Agreements	17
19.	Payment of Dividends and Repurchase of Stock	17
20.	Post-Offering Registration and Market for Common Stock	17
21.	Amendment or Termination of the Plan	18
22.	Interpretation of the Plan	18

1.	Introduction

Columbia Bank reorganized into the mutual holding company form of organization on March 25, 1997, whereby the Bank became a wholly owned subsidiary of Columbia Financial, Inc. and the Holding Company became a wholly owned subsidiary of Columbia Bank MHC. This Plan provides for the Holding Company to offer for sale up to 49.9% of its to-be-outstanding Common Stock in the Stock Offering. The Common Stock will be offered for sale on a priority basis to depositors, borrowers and the Tax-Qualified Employee Plans of the Holding Company and Bank, with any remaining shares offered for sale to the public in a Community Offering, a Syndicated Community Offering, or a Firm Commitment Offering, or a combination thereof. The Stock Offering and issuance of Common Stock will be conducted in accordance with the Federal Reserve’s Regulation MM, 12 C.F.R. Part 239, and other applicable regulatory requirements.

The Stock Offering will allow the Holding Company to control the amount of capital being raised, while at the same time enabling the Holding Company and the Bank to: (1) support future lending and operational growth, including branching activities and acquisitions of other financial institutions or financial services companies; (2) increase the ability of the Holding Company and its subsidiaries to render services to the communities they serve; (3) compete more effectively with commercial banks and other financial institutions for new business opportunities; (4) enhance the ability of the Holding Company to access the capital markets when needed; (5) redeem the Holding Company’s outstanding trust preferred securities; and (6) enable the Holding Company to repurchase its common stock as market conditions warrant. Upon completion of the Stock Offering, the MHC will continue to own at least a majority of the Common Stock of the Holding Company.

In furtherance of the commitment of the Holding Company and the Bank to their community, the Plan provides for the Holding Company to donate to the Foundation, immediately following the Stock Offering, a number of shares of its authorized but unissued Common Stock and cash in an amount up to 8.0 % of the Common Stock sold in the Stock Offering.

2.	Definitions

As used in this Plan, the terms set forth below have the following meanings:

Acting in Concert: The term Acting in Concert means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A Person or company which acts in concert with another Person or company (“other party”) shall also be deemed to be Acting in Concert with any Person or company who is also Acting in Concert with that other party, except that any Tax-Qualified Employee Plan will not be deemed to be Acting in Concert with its trustee or a Person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by such plan will be aggregated. The determination of whether a Person is Acting in Concert with another Person shall be made solely by the Board of Directors of the Holding Company or Officers delegated by such Board of Directors and may be based on any evidence upon which such Board or such delegate chooses to rely, including, without limitation, joint account relationships or the fact that such Persons share a common address (whether or not related by blood or marriage) or have filed joint Schedules 13D or Schedules 13G with the SEC with respect to other companies. Directors of the Holding Company, the Bank and the MHC shall not be deemed to be Acting in Concert solely as a result of their membership on any such board of directors.

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Affiliate: Any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person.

Associate: The term “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation or organization (other than the Bank, the Holding Company, the MHC or a majority-owned subsidiary of any of them) of which such Person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization; (ii) any trust or other estate, if the Person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate, except that for the purposes of this Plan relating to subscriptions in the Stock Offering and the sale of Common Stock, a Person who has a substantial beneficial interest in any Non-Tax-Qualified Employee Plan or any Tax-Qualified Employee Plan, or who is a trustee or fiduciary of such plan, is not an associate of such plan, and except that for purposes of aggregating total shares that may be held by Officers and Directors, the term “Associate” does not include any Tax-Qualified Employee Plan; and (iii) any Person who is related by blood or marriage to such Person and who (A) lives in the same home as such Person or (B) is a director or Officer of the Bank, the Holding Company, the MHC or a subsidiary of the Bank, the Holding Company or the MHC.

Bank: Columbia Bank, a federal stock savings bank.

Bank Regulators: The Federal Reserve and other bank regulatory agencies, including the OCC and FDIC, as applicable, responsible for reviewing and approving the Stock Offering.

Common Stock: Any and all authorized common stock of the Holding Company pursuant to its Certificate of Incorporation.

Community: The New Jersey counties of Bergen, Burlington, Camden, Essex, Gloucester, Middlesex, Monmouth, Morris, Passaic, and Union.

Community Offering: Any offering of Common Stock of the Holding Company pursuant to Section 7(B) of this Plan.

Control: (including the terms “controlling,” “controlled by” and “under common control with”) means the direct or indirect power to direct or exercise a controlling influence over the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise as described in 12 C.F.R. Part 238.

Deposit Account(s): Any withdrawable account maintained with the Bank, including, without limitation, savings, time, demand, NOW account, money market, certificate and passbook accounts; provided, however, that the term “Deposit Account” shall not include any escrow accounts maintained at the Bank.

Eligible Account Holder: Any person holding a Qualifying Deposit on the Eligibility Record Date.

Eligibility Record Date: June 30, 2016, the date for determining who qualifies as an Eligible Account Holder of the MHC for purposes of determining subscription rights under this Plan.

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Employee Plans: The Tax-Qualified and Non-Tax Qualified Employee Plans of the Bank and/or the Company.

ESOP: The employee stock ownership plan established by the Bank.

Estimated Valuation Range: The range of the estimated pro forma market value of the total number of shares of Common Stock to be issued by the Holding Company after giving effect to the Stock Offering and the contribution to the Foundation, as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Federal Reserve: The Board of Governors of the Federal Reserve System.

FDIC: The Federal Deposit Insurance Corporation.

Firm Commitment Offering: The offering, at the sole discretion of the Holding Company, of shares of Common Stock not subscribed for in the Subscription Offering and any Community Offering or Syndicated Community Offering, to members of the general public through one or more underwriters. A Firm Commitment Offering may occur following the Subscription Offering and any Community Offering or Syndicated Community Offering.

Foundation: Columbia Bank Foundation, a Delaware non-stock corporation that is an exempt organization under Section 501(c)(3) of the Internal Revenue Code, or such other exempt organization to be established by the Bank in connection with the transactions contemplated by this Plan.

Holding Company: Columbia Financial, Inc., a Delaware chartered stock corporation.

Independent Appraiser: The appraiser retained by the Holding Company to prepare an appraisal of the pro forma market value of the Holding Company.

Internal Revenue Code: the Internal Revenue Code of 1986, as amended.

Management Person: Any Officer or director of the Bank or any Affiliate of the Bank, and any person Acting in Concert with any such Officer or director.

Member: Any Person who qualifies as a member of the MHC pursuant to its charter and bylaws.

MHC: Columbia Bank MHC, a federal mutual holding company.

Minority Ownership Interest: The shares of the Holding Company’s Common Stock owned by persons other than the MHC, expressed as a percentage of the total shares of Holding Company Common Stock outstanding.

Minority Stock Offering: One or more offerings of less than 50% in the aggregate (determined upon completion of the offering) of the outstanding Common Stock of the Holding Company to persons other than the MHC.

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Minority Stockholder: Any owner of the Holding Company’s Common Stock, other than the MHC.

OCC: The Office of the Comptroller of the Currency.

Offering Range: The aggregate Purchase Price of the Common Stock to be sold in the Stock Offering expressed as a range, which may vary within 15% above or 15% below the midpoint of such range, with a possible adjustment by up to 15% above the maximum of such range. The Offering Range will be based on the Estimated Valuation Range, but will represent a Minority Ownership Interest equal to no more than 49.9% of the Common Stock.

Officer: An executive officer of the MHC, the Holding Company or the Bank, including the Chief Executive Officer, President, Executive Vice Presidents and Senior Vice Presidents in charge of principal business functions, Secretary, Treasurer and any other person performing similar policy making functions.

Order Form: Any form (together with any attached cover letter and/or certifications or acknowledgements), sent by the Holding Company to any Person by which such Person may make elections regarding purchases of Common Stock in the Subscription Offering, Community Offering and/or Syndicated Community Offering.

Other Member: Any person who is a Member of the MHC at the close of business on the Voting Record Date that is not an Eligible Account Holder or Supplemental Eligible Account Holder.

Person: An individual, corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization, or a government or political subdivision of a government.

Plan: This Plan of Stock Issuance, dated as of September 27, 2017, as may be amended from time to time thereafter.

Purchase Price: The price per share, determined as provided in this Plan, at which the Common Stock will be sold in the Stock Offering.

Qualifying Deposit: The aggregate balance of the Deposit Accounts of an Eligible Account Holder as of the close of business on the Eligibility Record Date or of a Supplemental Eligible Account Holder as of the close of business on the Supplemental Eligibility Record Date, as the case may be, provided such aggregate balance is not less than $50.

Regulations: The rules and regulations of the Bank Regulators, including the Federal Reserve’s rules and regulations regarding mutual holding companies and savings and loan holding companies, and any applicable rules and regulations of the OCC and the FDIC.

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Resident: The terms “resident,” “residence,” “reside,” “resided” or “residing” as used herein with respect to any Person shall mean any Person who occupies a dwelling within the Bank’s Community, has an intent to remain in the Community for an extended period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent a Person is a corporation or other business entity, the principal place of business or headquarters shall apply with respect to this definition. To the extent a Person is a tax-qualified personal benefit plan, such as an Individual Retirement Account, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other trusts or fiduciary accounts, the circumstances of the trustee or fiduciary shall apply with respect to this definition. The Holding Company may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a Person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Holding Company.

SEC: The Securities and Exchange Commission.

Special Meeting: The Special Meeting of Members called for the purpose of voting on the contribution to the Foundation.

Stock Offering: The offering of Common Stock of the Holding Company for sale in the Subscription Offering and, to the extent shares remain available, in a Community Offering, Syndicated Community Offering and/or Firm Commitment Offering, as the case may be.

Subscription Offering: The offering of Common Stock of the Holding Company pursuant to Section 7(A) of this Plan.

Subsidiary: A company that is controlled by another company, either directly or indirectly through one or more subsidiaries.

Supplemental Eligible Account Holder: Any Person holding a Qualifying Deposit on the Supplemental Eligibility Record Date who is not an Officer or director of the Bank, the Holding Company or the MHC.

Supplemental Eligibility Record Date: The date for determining Supplemental Eligible Account Holders, which shall be the last day of the calendar quarter preceding Federal Reserve approval of this Plan.

Syndicated Community Offering: Any offering of Common Stock of the Holding Company through a syndicate of broker-dealers pursuant to Section 7(C) of this Plan.

Tax-Qualified Employee Plan: Any defined benefit plan or defined contribution plan (including any employee stock ownership plan, stock bonus plan, profit-sharing plan, or other plan) of the Bank, the Holding Company, the MHC or any of their affiliates, which, with its related trusts, meets the requirements to be qualified under Section 401 of the Internal Revenue Code. The term “Non-Tax-Qualified Employee Plan” means any stock benefit plan of the Bank, the Holding Company, the MHC or any of their respective affiliates, which is not so qualified under Section 401 of the Internal Revenue Code.

Voting Member: Any Person who at the close of business on the Voting Record Date is entitled to vote as a Member of the MHC pursuant to its charter and bylaws.

Voting Record Date: The date established by the MHC for determining which Members are entitled to vote at the Special Meeting.

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3.	General Procedure for the Stock Offering

(a)	Stock Offering

The Holding Company will offer for sale in the Stock Offering shares of Common Stock representing up to 49.9% of the total number of shares of Holding Company Common Stock to be outstanding following completion of the Stock Offering. The exact percentage of Common Stock to be offered shall be determined by the Board of Directors of the Holding Company prior to the commencement of the Stock Offering. The Holding Company will apply to the Federal Reserve to allow it to retain a portion of the net proceeds of the Stock Offering in such amount as may be determined by the Board of Directors.

(b)	Applications and Regulatory Approval

The Holding Company will take the necessary steps to prepare and file the Application for Approval of a Minority Stock Issuance, including the Plan, together with all requisite material, with the Federal Reserve for approval. In addition, the MHC and Bank will cause any necessary notices and/or applications required to be filed with the Bank Regulators to be filed as well.

The Stock Offering will be conducted in compliance with the Regulations, including 12 C.F.R. § 239.24 and § 239.25 of the Federal Reserve’s Regulation MM and the securities offering regulations of the SEC.

(c)	Expenses

In accordance with the regulations of the Federal Reserve, the expenses incurred by the Holding Company and the Bank in effecting the Stock Offering will be reasonable. The Holding Company may use one or more investment banking firms to assist in the sale of the shares in the Stock Offering. The Holding Company may pay a commission, discount or other fee to such investment banking firm(s) for shares sold in the Stock Offering and may also reimburse such firm(s) for reasonable expenses incurred in connection with the sale.

4.	Contribution to the Charitable Foundation

As part of the Stock Offering, the Holding Company intends to donate shares of Holding Company Common Stock and cash to the Foundation, in such amounts, subject to regulatory limits, as shall be approved by the Board of Directors. This contribution to the Foundation is intended to enhance the Bank’s existing community reinvestment activities, and to share with the communities in which the Bank conducts its business a part of the Bank’s financial success as a community minded, financial services institution. The contribution of Holding Company Common Stock to the Foundation may further this goal as it may enable the community to share in the growth and profitability of the Holding Company and the Bank over the long term.

The Foundation is dedicated to the promotion of charitable purposes, including community development, grants or donations to support housing assistance, not-for-profit community groups and other types of organizations or civic-minded projects. The Foundation will annually distribute total grants to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair market value of Foundation assets each year, less certain expenses. In order to serve the purposes for which it was formed and to maintain its qualification under Code Section 501(c)(3), the Foundation may sell, on an annual basis, a portion of the Holding Company Common Stock held by the Foundation.

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For a period of five years following the Stock Offering, except for temporary periods resulting from death, resignation, removal or disqualification, (i) at least one director of the Foundation will be an independent director who is unaffiliated with the Holding Company and the Bank, who is from the Bank’s local community and who has experience with local community charitable organizations and grant making, and (ii) at least one director will be a person who is also a member of the Board of Directors of the Bank. The board of directors of the Foundation will be responsible for establishing the policies of the Foundation, including a conflicts of interest policy, consistent with the stated purposes of the Foundation.

The contribution of the Holding Company’s Common Stock to the Foundation as part of the Stock Offering must be approved by the Voting Members of the MHC by the affirmative vote of a majority of the votes eligible to be cast at the Special Meeting.

5.	Number of Shares to be Offered

The total number of shares (or range thereof) of Common Stock to be issued and offered for sale pursuant to the Plan shall be determined by the Board of Directors of the Holding Company based upon the Estimated Valuation Range as determined by the Independent Appraiser. The total number of shares of Common Stock that may be issued to persons other than the MHC must be less than 50% of the issued and outstanding shares of Common Stock of the Holding Company at the close of the Stock Offering.

6.	Independent Valuation and Purchase Price of Shares

All shares of Common Stock sold in the Stock Offering shall be sold at the Purchase Price, which shall be a uniform price per share. The Purchase Price and number of shares to be outstanding shall be determined by the Board of Directors of the Holding Company based on the Estimated Valuation Range, as determined for such purposes by the Independent Appraiser. The Estimated Valuation Range shall be determined for such purpose by the Independent Appraiser on the basis of such appropriate factors as are not inconsistent with the applicable Regulations.

Based upon the Estimated Valuation Range, the Board of Directors of the Holding Company shall also establish the percentage of shares that will be offered for sale in the Stock Offering. Prior to the commencement of the Stock Offering, an Offering Range will be established, which range may vary within 15% above to 15% below the midpoint of such range, and up to 15% greater than the maximum of such range, as determined by the Board of Directors of the Holding Company at the time of the Stock Offering and consistent with applicable requirements set forth in the Regulations. The Holding Company intends to issue up to 49.9% of its to-be-issued Common Stock in the Stock Offering. The number of shares of Common Stock to be issued and the ownership interest of the MHC may be increased or decreased by the Holding Company, taking into consideration any change in the Estimated Valuation Range and other factors, at the discretion of the Board of Directors of the Holding Company.

Notwithstanding the foregoing, no sale of Common Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Holding Company, the Bank and to the Bank Regulators, that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Common Stock to be issued is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company. If such confirmation is not received, the Holding Company may cancel the Stock Offering, extend the Stock Offering and establish a new estimated price range, extend, reopen or hold a new Stock Offering or take such other action as the Bank Regulators may permit.

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The Common Stock to be issued in the Stock Offering shall be fully paid and nonassessable.

If there is a Community Offering, Syndicated Community Offering or Firm Commitment Offering of shares of Common Stock not subscribed for in the Subscription Offering, the price per share at which the Common Stock is sold in such Community Offering, Syndicated Community Offering or Firm Commitment Offering shall be the Purchase Price at which the Common Stock is sold to persons in the Subscription Offering. Shares sold in the Community Offering, Syndicated Community Offering or Firm Commitment Offering will be subject to the same limitations as shares sold in the Subscription Offering.

7.	Method of Offering Shares and Rights to Purchase Stock

In descending order of priority, the opportunity to purchase Common Stock shall be given in the Subscription Offering to: (1) Eligible Account Holders; (2) Tax-Qualified Employee Plans; (3) Supplemental Eligible Account Holders; and (4) Other Members. Any shares of Common Stock that are not subscribed for in the Subscription Offering may at the discretion of the Holding Company be offered for sale in a Community Offering, a Syndicated Community Offering or a Firm Commitment Offering. The Holding Company shall determine in its sole discretion whether each prospective purchaser is a Resident, Associate, or Acting in Concert as defined in the Plan, and shall interpret all other provisions of the Plan in its sole discretion. All such determinations may be based on whatever evidence the Holding Company chooses to use in making any such determination.

In addition to the priorities set forth below, the Board of Directors of the Holding Company may establish other priorities for the purchase of Common Stock, subject to the approval of the Bank Regulators.

The priorities for the purchase of shares in the Stock Offering are as follows:

A.	Subscription Offering

Priority 1: Eligible Account Holders. Each Eligible Account Holder shall receive non- transferable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to the greater of $500,000, one-tenth of one percent (0.1%) of the total shares offered in the Stock Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Stock Offering by a fraction, of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date and subject to the provisions of Section 8; provided that the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to up to 5% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in Section 8. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each such subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated pro rata to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber’s Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription Order Form all accounts in which he had an ownership interest as of the Eligibility Record Date. Officers, directors, and their Associates may be Eligible Account Holders. However, if an officer, director, or his or her Associate receives subscription rights based on increased deposits in the year before the Eligibility Record Date, subscription rights based upon these increased deposits are subordinate to the subscription rights of other Eligible Account Holders.

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Priority 2: Tax-Qualified Employee Plans. The Tax-Qualified Employee Plans shall be given the opportunity to purchase in the aggregate up to 4.9% of the shares issued and outstanding following the completion of the Stock Offering. In the event of an oversubscription in the Stock Offering, subscriptions for shares by the Tax-Qualified Employee Plans may be satisfied, in whole or in part, out of authorized but unissued shares of the Holding Company subject to the maximum purchase limitations applicable to such plans as set forth herein, or may be satisfied, in whole or in part, through open market purchases by the Tax-Qualified Employee Plans subsequent to the closing of the Stock Offering. If the final valuation exceeds the maximum of the Offering Range, up to 4.9% of the Common Stock issued and outstanding following the completion of the Stock Offering may be sold to the Tax-Qualified Employee Plans notwithstanding any oversubscription by Eligible Account Holders.

Priority 3: Supplemental Eligible Account Holders. To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the Tax-Qualified Employee Plans, each Supplemental Eligible Account Holder shall receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to the greater of $500,000, one-tenth of one percent (0.1%) of the total shares offered in the Stock Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Stock Offering by a fraction, of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date and subject to the provisions of Section 8; provided that the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to up to 5% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in Section 8. In the event Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the Tax-Qualified Employee Plans, is in excess of the total shares offered in the Stock Offering, the shares available will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber’s Qualifying Deposits on the Supplemental Eligibility Record Date bear to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

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Priority 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, each Other Member shall receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to $500,000, provided that the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to up to 5% of the maximum number of shares offered in the Stock Offering, or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in Section 8. In the event Other Members subscribe for a number of shares which, when added to the shares subscribed for by the Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders is in excess of the total number of shares offered in the Stock Offering, the shares available will be allocated among subscribing Other Members so as to permit each subscribing Other Member to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Other Member whose subscription remains unfilled on an equal number of shares per order basis.

B.	Community Offering

Any shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in a Community Offering. Any Community Offering shall give a preference to Residents of the Community. The Community Offering, if any, may commence concurrently with, during or promptly after the Subscription Offering and shall be completed within 45 days after the termination of the Subscription Offering unless such period is extended as provided herein. No Person may purchase more than $500,000 of Common Stock in the Community Offering, subject to the overall purchase limitations set forth in Section 8. In the event orders for Common Stock in the Community Offering exceed the number of shares available for sale, shares will be allocated (to the extent shares remain available) first to cover orders of Residents of the Community, first, so as to permit each subscriber to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for, and thereafter, to each subscriber whose subscription remains unfilled on an equal number of shares per order basis. Thereafter, to the extent any shares remain available, shares will be allocated to cover orders of other members of the general public using the same method described for Residents. In the event orders for Common Stock in either of these sub-categories exceed the number of shares available for sale within such sub-category, orders shall first be filled up to a maximum of two percent (2%) of the shares sold in the Stock Offering, and thereafter remaining shares will be allocated on an equal number of shares basis per order.

The Holding Company, in its sole discretion, may reject subscriptions, in whole or in part, received from any Person in the Community Offering.

C.	Syndicated Community Offering or Firm Commitment Offering

If feasible, any shares of Common Stock not sold in the Subscription Offering or in the Community Offering, if any, may be offered for sale to the general public by a selling group of broker-dealers in a Syndicated Community Offering, subject to terms, conditions and procedures, as may be determined by the Holding Company, and subject to the right of the Holding Company, in its sole discretion, to accept or reject in whole or in part any orders in the Syndicated Community Offering. It is expected that the Syndicated Community Offering would commence as soon as practicable after expiration of the Subscription Offering and the Community Offering, if any. The Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering unless such period is extended as provided herein. No Person may purchase more than $500,000 of Common Stock in the Syndicated Community Offering, subject to the overall purchase limitations set forth in Section 8 and subject to the Holding Company’s right, in its sole discretion, to accept or reject, in whole or in part, any orders received in the Syndicated Community Offering.

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Alternatively, if feasible, the Board of Directors may determine to offer any shares of Common Stock not sold in the Subscription Offering and any Community Offering for sale in a Firm Commitment Offering subject to such terms, conditions and procedures as may be determined by the Holding Company, and subject to the right of the Holding Company, in its sole discretion, to accept or reject, in whole or in part, any orders in the Firm Commitment Offering. Provided the Subscription Offering has begun, the Holding Company may begin the Firm Commitment Offering at any time.

If for any reason a Syndicated Community Offering or Firm Commitment Offering of shares of Common Stock not sold in the Subscription Offering or any Community Offering cannot be effected and any shares remain unsold after the Subscription Offering and the Community Offering, if any, the Board of Directors of the Holding Company will seek to make other arrangements for the sale of unsubscribed shares aggregating at least the minimum of the Offering Range. Such other arrangements will be subject to the receipt of any required approval of the Bank Regulators.

8.	Additional Limitations on Purchases of Common Stock

Purchases of Common Stock in the Stock Offering will be subject to the following purchase limitations:

(a)       The aggregate amount of outstanding Common Stock owned or controlled by persons other than the MHC at the close of the Stock Offering shall be less than 50% of the Holding Company’s total outstanding Common Stock.

(b)       The maximum purchase of Common Stock in the Subscription Offering by a Person or group of Persons through a single Deposit or Loan Account is $500,000.

(c)       No Person by himself or herself, or together with their Associates or Persons with whom they are Acting in Concert, may purchase more than $500,000 of the Common Stock offered in the Stock Offering except that: (i) the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 9.99% of the number of shares sold in the Stock Offering, provided that the total number of shares purchased by any Person, their Associates and those Persons with whom they are Acting in Concert, to the extent such purchases exceed 5% of the shares sold in the Stock Offering, shall not exceed, in the aggregate, 10% (or such higher percentage as may be determined by the Board of Directors with the approval of the Bank Regulators) of the total number of the shares sold in the Stock Offering; (ii) the Tax-Qualified Employee Plans may purchase up to 10% of the shares offered in the Stock Offering and contributed to the Foundation; and (iii) for purposes of this subsection 8(b), shares to be held by any Tax-Qualified Employee Plan and attributable to a Person shall not be aggregated with other shares purchased directly by or otherwise attributable to such Person.

(d)       The aggregate amount of Common Stock acquired in the Stock Offering by any Non-Tax-Qualified Employee Plan or any Management Person and his or her Associates, exclusive of any Common Stock acquired by such plan or Management Person and his or her Associates in the secondary market, shall not exceed 4.9% of (i) the outstanding shares of Common Stock at the conclusion of the Stock Offering, or (ii) the stockholders’ equity of the Holding Company at the conclusion of the Stock Offering. In calculating the number of shares held by any Management Person and his or her Associates under this paragraph, shares held by any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Plan of the Holding Company or the Bank that are attributable to such Person shall not be counted.

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(e)       The aggregate amount of Common Stock acquired in the Stock Offering by any one or more Tax-Qualified Employee Plans, exclusive of any shares of Common Stock acquired by such plans in the secondary market, shall not exceed 4.9% of (i) the outstanding shares of Common Stock at the conclusion of the Stock Offering, or (ii) the stockholders’ equity of the Holding Company at the conclusion of the Stock Offering.

(f)       The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by any one or more management recognition plans, exclusive of any shares of Common Stock acquired by such plans in the secondary market, shall not exceed, in the aggregate, either 1.47% of the outstanding shares of Common Stock of the Holding Company or 1.47% of the Holding Company’s stockholders’ equity at the conclusion of the Stock Offering; provided, however, if the Holding Company’s tangible capital is at least 10.0% at the time of the implementation of the plans, the Federal Reserve may permit the plans to acquire, in the aggregate, up to 1.96% of the outstanding shares of Common Stock of the Holding Company or 1.96% of the Holding Company’s stockholders’ equity at the conclusion of the Stock Offering.

(g)       The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by any one or more Tax-Qualified Employee Plans and management recognition plans, exclusive of any shares of Common Stock acquired by such plans in the secondary market, shall not exceed, in the aggregate, either 4.9% of the outstanding shares of Common Stock of the Holding Company or 4.9% of the Holding Company’s stockholders’ equity at the conclusion of the Stock Offering, provided, however, if the Holding Company’s tangible capital is at least 10.0% at the time of the implementation of the plans, the Federal Reserve may permit the plans to acquire, in the aggregate, up to 5.88% of the outstanding shares of Common Stock of the Holding Company or 5.88% of the Holding Company’s stockholders’ equity at the conclusion of the Stock Offering.

(h)       A Tax-Qualified Employee Plan, a management recognition plan or a stock option plan modified or adopted no earlier than one year after the conclusion of the Stock Offering or any subsequent issuance that is made in substantial conformity with the purchase priorities set forth in 12 CFR Section 239.59(a) of the regulations of the Federal Reserve, may exceed the percentage limitations set forth in the foregoing subsections (“plan expansion”), subject to the following: (i) all Common Stock awarded in connection with any plan expansion must be acquired for such awards in the secondary market, and (ii) such acquisitions must begin no earlier than when such plan expansion is permitted to be made.

(i)       The aggregate amount of Common Stock acquired in the Stock Offering by all stock benefit plans of the Holding Company or the Bank, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock of the Holding Company held by persons other than the MHC.

(j)       The aggregate amount of Common Stock acquired in the Stock Offering by all Non-Tax-Qualified Employee Plans or Management Persons and their Associates, exclusive of any Common Stock acquired by such plans or Management Persons and their Associates in the secondary market, shall not exceed 25% (or such higher percentage as may be set by the Board of Directors with approval of the Bank Regulators) of (i) the outstanding shares of Common Stock held by persons other than the MHC at the conclusion of the Stock Offering, or (ii) of the stockholders’ equity of the Holding Company held by persons other than the MHC at the conclusion of the Stock Offering. In calculating the number of shares held by Management Persons and their Associates under this paragraph, shares held by any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Plan that are attributable to such persons shall not be counted.

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(k)       Notwithstanding any other provision of this Plan, no Person shall be entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. The Holding Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

(l)       The Board of Directors of the Holding Company has the right in its sole discretion to reject any order submitted by a Person whose representations the Board of Directors of the Holding Company believes to be false or who it otherwise believes, either alone or Acting in Concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of this Plan.

(m)       A minimum of 25 shares of Common Stock must be purchased by each Person purchasing shares in the Stock Offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of Common Stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board.

Subscription rights afforded under this Plan and by Bank Regulator requirements are non-transferable. No person may transfer, offer to transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of any subscription rights under this Plan. No person may transfer, offer to transfer or enter into an agreement or understanding to transfer legal or beneficial ownership of any shares of Common Stock except pursuant to this Plan. Attempts to violate this prohibition are subject to prosecution.

EACH PERSON PURCHASING COMMON STOCK IN THE STOCK OFFERING WILL BE DEEMED TO CONFIRM THAT SUCH PURCHASE DOES NOT CONFLICT WITH THE PURCHASE LIMITATIONS IN THIS PLAN. ALL QUESTIONS CONCERNING WHETHER ANY PERSONS ARE ASSOCIATES OR A GROUP ACTING IN CONCERT OR WHETHER ANY PURCHASE CONFLICTS WITH THE PURCHASE LIMITATIONS IN THIS PLAN OR OTHERWISE VIOLATES ANY PROVISION OF THIS PLAN SHALL BE DETERMINED BY THE HOLDING COMPANY IN ITS SOLE DISCRETION. SUCH DETERMINATION SHALL BE CONCLUSIVE, FINAL AND BINDING ON ALL PERSONS, AND THE HOLDING COMPANY MAY TAKE ANY REMEDIAL ACTION INCLUDING, WITHOUT LIMITATION, REJECTING THE PURCHASE OR REFERRING THE MATTER TO THE BANK REGULATORS FOR ACTION, AS THE HOLDING COMPANY MAY IN ITS SOLE DISCRETION DEEM APPROPRIATE.

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9.	Payment for Stock

All payments for Common Stock subscribed for or ordered in the Stock Offering must be delivered in full to the Holding Company, together with a properly completed and executed Order Form in the case of the Subscription Offering, Community Offering or Syndicated Community Offering, on or prior to the expiration date specified on the Order Form unless such date is extended by the Holding Company; provided, that if the Employee Plans subscribe for shares of Common Stock during the Subscription Offering, such plans may pay for such shares immediately prior to consummation of the Stock Offering.

Payment for Common Stock shall be made either by personal check, bank draft or money order, or if a purchaser has a Deposit Account in the Bank, such purchaser may pay for the shares subscribed for by authorizing the Bank to make a withdrawal from the purchaser’s Deposit Account in an amount equal to the purchase price of such shares. Such authorized withdrawal, whether from a savings passbook or certificate account, shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account and the remaining balance does not meet the applicable minimum balance requirements, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will thereafter earn interest at the Bank’s passbook rate. Funds for which a withdrawal is authorized will remain in the purchaser’s Deposit Account but may not be used by the purchaser until the Common Stock has been sold or the 45-day period (or such longer period as may be approved by the Bank Regulators) following the expiration date of the Subscription Offering, whichever occurs first. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Purchase Price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect.

Subscription funds received by personal check, bank draft or money order will be held in a segregated deposit account at the Bank or, in the Holding Company’s discretion, at another federally insured depository institution until completion or termination of the Stock Offering, and interest will be paid on such funds by the Bank at a rate no less than the Bank’s passbook rate. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Stock Offering. If for any reason the Stock Offering is not consummated, all payments made by subscribers in the Stock Offering will be refunded to them with interest, and all authorizations for withdrawal from Deposit Accounts will be canceled.

10.	Manner of Exercising Subscription Rights Through Order Forms

As soon as practicable after the prospectus prepared by the Holding Company has been declared effective by the SEC and the Bank Regulators have approved the Plan, copies of the prospectus and Order Forms will be distributed to all Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and the Tax-Qualified Employee Plans at their last known addresses appearing on the records of the Bank for the purpose of subscribing for shares of Common Stock in the Subscription Offering. Order Forms will also be made available for use by those other persons to whom a Prospectus is delivered in any Community Offering or Syndicated Community Offering.

Each Order Form will be preceded or accompanied by the prospectus describing the Holding Company, the Bank, the Common Stock and the Stock Offering. Each Order Form will contain, among other things, the following:

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A.	A specified date by which all Order Forms must be received by the Holding Company, which date shall be not less than 20, nor more than 45, days following the date on which the Order Forms are first mailed to Eligible Account Holders; Supplemental Eligible Account Holders and Other Members by the Holding Company and which date will constitute the expiration of the Subscription Offering;

B.	The Purchase Price per share for shares of Common Stock to be sold in the Stock Offering;

C.	A description of the minimum and maximum number of shares of Common Stock that may be subscribed for pursuant to the exercise of Subscription Rights or otherwise purchased in the Community Offering;

D.	Instructions as to how the recipient of the Order Form must indicate thereon the number of shares of Common Stock for which such Person elects to subscribe and the available alternative methods of payment therefor;

E.	An acknowledgment that the recipient of the Order Form has received a final copy of the prospectus prior to execution of the Order Form;

F.	A statement indicating the consequences of failing to properly complete and return the Order Form, including a statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Holding Company within the subscription period such properly completed and executed Order Form, together with a personal check, bank draft or money order in the full amount of the purchase price as specified in the Order Form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the Order Form that the Bank withdraw said amount from the subscriber’s Deposit Account at the Bank); and

G.	A statement to the effect that the executed Order Form, once received by the Holding Company may not be modified or amended by the subscriber without the consent of the Holding Company.

Notwithstanding the above, the Holding Company reserves the right in its sole discretion to accept or reject orders received on photocopied or facsimiled Order Forms.

11.	Undelivered, Defective or Late Order Form; Insufficient Payment

In the event Order Forms (a) are not delivered and are returned to the Holding Company by the United States Postal Service or the Holding Company is unable to locate the addressee, (b) are not received back by the Holding Company or are received by the Holding Company after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Common Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the completed Order Form within the time period specified thereon; provided, that the Holding Company may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Holding Company may specify. The interpretation by the Holding Company of terms and conditions of this Plan and of the Order Forms will be final, subject to the authority of the Bank Regulators.

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12.	Residents of Foreign Countries and Certain States

The Holding Company shall make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of Common Stock reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Common Stock in the Subscription Offering if such Person resides in a foreign country or resides in a State of the United States with respect to which any of the following apply: (a) a small number of Persons otherwise eligible to subscribe for shares under this Plan reside in such State; (b) the issuance of Subscription Rights or the offer or sale of shares of Common Stock to such Persons would require the Holding Company, under the securities laws of such State, to register as a broker-dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such State; or (c) such registration, qualification or filing would be impracticable for reasons of cost or otherwise.

13.	Restriction on Financing Stock Purchases

Neither the Holding Company nor that Bank will loan funds to any Person to purchase Common Stock in the Stock Offering, nor will they knowingly offer or sell any of the Common Stock to any Person whose purchase would be financed by funds loaned to the Person by the Holding Company, the Bank or any Affiliate.

14.	Stock Certificates

Shares of Common Stock will be issued in book entry form. Stock certificates will not be issued. Appropriate instructions shall be issued to the Holding Company's transfer agent with respect to applicable restrictions on transfers of stock set forth in Section 17.

15.	Completion of the Stock Offering.

The Stock Offering will be terminated if not completed within 90 days from the date on which the Plan is approved by the Federal Reserve, unless an extension is approved by the Federal Reserve.

16.	Stock Purchases by Management Persons after the Stock Offering

For a period of three years after the Stock Offering, no Management Person nor his or her Associates may, without the prior written approval of the Bank Regulators, purchase any Common Stock of the Holding Company, except from a broker-dealer registered with the SEC. This prohibition shall not apply to: (i) negotiated transactions involving more than 1% of the outstanding common stock; or (ii) purchases of stock made by and held by any Tax-Qualified or Non-Tax-Qualified Employee Plan if such stock is attributable to Management Persons or their Associates.

17.	Resales of Stock by Management Persons

Shares of Common Stock purchased by Management Persons and their Associates in the Stock Offering may not be resold for a period of one year following the date of purchase, except in the case of death of a Management Person or his or her Associate.

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Appropriate instructions shall be given to the Holding Company’s transfer agent with respect to the applicable restrictions relating to the transfer of such stock. Any shares of stock issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same restrictions as apply to such restricted stock.

18.	Stock Benefit Plans and Employment Agreements

(a)       The Holding Company and the Bank are authorized to adopt Tax-Qualified Employee Plans in connection with the Stock Offering, including without limitation the ESOP. Existing, as well as any newly-created, Tax-Qualified Employee Plans may purchase shares of Common Stock in the Stock Offering, to the extent permitted by the terms of such benefit plans and this Plan. The Holding Company or the Bank may make scheduled discretionary contributions to the ESOP provided such contributions from the Bank, if any, do not cause the Bank to fail to meet its regulatory capital requirements.

(b)       Subsequent to the Stock Offering, the Holding Company and the Bank are authorized to adopt stock option plans, restricted stock plans and other Non-Tax Qualified Employee Plans no sooner than six months after completion of the Stock Offering, provided that any such stock plans conform to any applicable requirements of the Bank Regulators, and to implement such plans after completion of the Stock Offering, subject to the receipt of any necessary stockholder approvals.

(c)       The Holding Company and the Bank are authorized to enter into employment and other compensation agreements with their executive officers.

19.	Payment of Dividends and Repurchase of Stock

The Holding Company may not declare or pay a cash dividend on its Common Stock if the effect thereof would cause the regulatory capital of the Holding Company to be reduced below any applicable regulatory capital requirement. Otherwise, the Holding Company may declare dividends or make other capital distributions subject to compliance with any applicable Regulations. Following completion of the Stock Offering, the Holding Company may repurchase its Common Stock consistent with § 239.8(c) of the Federal Reserve’s Regulations relating to stock repurchases, as long as such repurchases do not cause the regulatory capital of the Holding Company to be reduced below any applicable regulatory capital requirement. The MHC may from time to time purchase Common Stock of the Holding Company, subject to compliance with any applicable Regulations. Subject to any notice or approval requirements of the Federal Reserve, the MHC may waive its right to receive dividends declared by the Holding Company.

20.	Post-Offering Registration and Market for Common Stock

Upon completion of the Stock Offering, the Holding Company shall register its Common Stock with the SEC pursuant to the Exchange Act, and shall undertake not to deregister such Common Stock for a period of three years thereafter. In addition, the Holding Company shall use its best efforts to: (i) encourage and assist a market maker to establish and maintain a market for its common stock, and (ii) list its common stock on a national or regional securities exchange or on the Nasdaq stock market. Although the Holding Company will use its best efforts to obtain a market maker for its common stock, there are no assurances that there will be a market for the Common Stock sold in the Stock Offering, and purchasers must be prepared to hold the Common Stock for an indefinite period of time.

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21.	Amendment or Termination of the Plan

If deemed necessary or desirable by the Board of Directors of the Holding Company, this Plan may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time prior to the approval of the Plan by the Federal Reserve and at any time thereafter with the concurrence of the Federal Reserve.

Prior to the approval of the Plan by the Federal Reserve, this Plan may be terminated by the Board of Directors of the Holding Company without approval of the Federal Reserve. After approval of the Plan by the Federal Reserve, the Board of Directors may terminate this Plan with the concurrence of the Federal Reserve.

22.	Interpretation of the Plan

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Holding Company shall be final, subject to the authority of the Bank Regulators.

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